EXHIBIT 99.4

Offer to Exchange Each Outstanding Share of Common Stock

of

KEY TRONIC CORPORATION

for

One Share of Cemtrex, Inc. Common Stock

by

CEMTREX, INC.

Pursuant to the Prospectus dated September __, 2017

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON _____, OCTOBER __, 2017, UNLESS THE OFFER IS EXTENDED.

September __, 2017

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been engaged by Cemtrex, Inc., a Delaware corporation (“Cemtrex”), to act as Information Agent in connection with Cemtrex’s offer to exchange each outstanding share of common stock (the “Key Tronic Shares”) of Key Tronic Corporation, a Washington corporation (“Key Tronic”), for one share of Cemtrex common stock, par value $0.001 per share (the “Cemtrex Shares”), upon the terms and subject to the conditions set forth in Cemtrex’s Prospectus dated September __, 2017 (the “Prospectus”), and the related Letter of Transmittal (which, together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”). We are asking you to furnish copies of the enclosed materials to your clients for whom you hold Key Tronic Shares whether the shares are registered in your name or the name of your nominee.

As discussed in the Prospectus, Cemtrex is not conducting the Offer in any jurisdiction where the Offer would be illegal under the laws of such jurisdiction.

For your information and for forwarding to your clients for whom you hold Key Tronic Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the Prospectus;

2.	Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3.	Notice of Guaranteed Delivery to be used to accept the Offer if Key Tronic Shares and all other required documents cannot be delivered to Continental Stock Transfer & Trust Company (the “Exchange Agent”) prior to the expiration date (as defined in the Prospectus) or if the procedure for book-entry transfer cannot be completed prior to the expiration date;

4.	A form of letter which may be sent to your clients for whose accounts you hold Key Tronic Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup federal income tax withholding; and

6.	Return envelope addressed to the Exchange Agent.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON _____, OCTOBER __, 2017, UNLESS THE OFFER IS EXTENDED.

Cemtrex will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Exchange Agent as described in the Prospectus) for soliciting tenders of Key Tronic Shares pursuant to the Offer. Cemtrex will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Cemtrex will pay all stock transfer taxes applicable to its purchase of Key Tronic Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal. If holders of Key Tronic Shares wish to tender their shares, but it is impracticable for them to do so prior to the expiration date, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an agent’s message (as defined in the Prospectus) in connection with a book-entry delivery of Key Tronic Shares, and any other required documents, should be sent to the Exchange Agent prior to the expiration date.

Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover page of the Prospectus. You can also obtain additional copies of the Prospectus, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the Informa tion Agent.

Very truly yours,

Okapi Partners LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF CEMTREX, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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